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                      May 8, 2023

       Patrick Obara
       Chief Financial Officer
       URANIUM ENERGY CORP
       1030 West Georgia Street, Suite 1830
       Vancouver, British Columbia, Canada V6E 2Y3

                                                        Re: URANIUM ENERGY CORP
                                                            Form 10-K for
Fiscal Year Ended July 31, 2022
                                                            File No. 001-33706

       Dear Patrick Obara:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation